EXHIBIT 99.1

Contact:

Douglas C. Arthur
Chairman of the Board of Directors
(540) 465-3762

News Release
January 27, 2011

First National Corporation and First Bank President and CEO Retires

Strasburg, Virginia (January 27, 2011) --- First National Corporation (OTCBB: FXNC) announced the retirement of Harry S. Smith, President and Chief Executive Officer of First National Corporation and First Bank, effective Friday, January 28, 2011.  Concurrent with his retirement, Smith resigned as a director of First National Corporation and First Bank.  Smith cited health issues and a desire to spend more time with family as reasons for his retirement.

Smith joined the Company in 1985 and has served as President and Chief Executive Officer since June 1998.  Under Smith’s leadership, the Company increased total assets from $186 million at June 30, 1998 to $541 million at September 30, 2010 by expanding commercial banking services, adding branch offices and offering diversified financial solutions.  “We are extremely grateful to Harry for 25 years of leadership and dedicated service to the Company,” stated Douglas C. Arthur, Chairman of the Board of Directors of First National Corporation and First Bank.  “We regret, but certainly understand his decision.  On behalf of the entire Company, we wish Harry all the best in his retirement.”

Smith commented “I have been blessed to have had the opportunity to work with such wonderful folks including visionary board members, seasoned management and quality employees.  Although I’ll miss daily interaction, I look forward to being on the other side of the desk as a loyal customer.”

First Bank is more than 100 years old, and plans to continue its long track record under the leadership of Dennis A. Dysart who has been named interim Chief Executive Officer of First National Corporation and First Bank.  Since joining First Bank in 1993, Dysart has served in a number of functional and leadership capacities where he has demonstrated extensive finance, industry and institutional knowledge.  Prior to his appointment, he served as the Executive Vice President and Chief Administrative Officer.  “We have a long history of stability in our markets, and Dennis’ leadership is a natural extension of our vision for the Company’s future,” shared Arthur. “We look forward to beginning our search for the next CEO who can engineer changes for the Company that will have a positive long-term effect on the communities and constituencies we serve.”

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank.  First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.